April 16, 2014
Investors May Contact:
Anne Walker, Bank of America, 1.646.855.3644
Lee McEntire, Bank of America, 1.980.388.6780
Jonathan Blum, Bank of America (Fixed Income), 1.212.449.3112
Reporters May Contact:
Jerry Dubrowski, Bank of America, 1.980.388.2840
jerome.f.dubrowski@bankofamerica.com

Bank of America Reports First-quarter 2014 Net Loss of $276 Million, or $0.05 per Diluted Share, on Revenue of $22.8 Billion(A)

Results Include Litigation Expense of $6.0 Billion (Pretax) or
Approximately $0.40 per Share (After Tax)

Previously Announced Capital Actions Include Common Stock Dividend Increase to $0.05 Per Share in Q2-14 and a New $4 Billion Common Stock Repurchase Program

Continued Business Momentum

•	Total Period-end Deposit Balances up $38 Billion From Q1-13 to a Record $1.13 Trillion

•	Funding of $10.8 Billion in Residential Home Loans and Home Equity Loans in Q1-14 Helped More Than 36,000 Homeowners Purchase a Home or Refinance a Mortgage

•	More Than 1 Million New Credit Cards Issued in Q1-14

•	Global Wealth and Investment Management Reports Record Asset Management Fees of $1.9 Billion; Pretax Margin of 25.6 Percent

•	Global Banking Average Loan Balances up 11 Percent From Q1-13 to $271 Billion

•	Bank of America Merrill Lynch Maintained a Leadership Position in Investment Banking with Total Firmwide Fees of $1.5 Billion in Q1-14

•	Noninterest Expense, Excluding Litigation, Down 6 Percent From Q1-13

•	Credit Quality Continued to Improve With Net Charge-offs Down 45 Percent From Q1-13

Capital and Liquidity Remain Strong

•	Estimated Common Equity Tier 1 Ratio Under Basel 3 (Standardized Approach, Fully Phased-in) Increased to 9.3 Percent in Q1-14; Advanced Approaches Remains Strong at 9.9 Percent(D)

•	Estimated Supplementary Leverage Ratios Above Required Minimums(E)

•	Long-term Debt Down $25 Billion From Year-ago Quarter, Driven by Maturities and Liability Management Actions

•	Record Global Excess Liquidity Sources of $427 Billion, up $55 Billion From Q1-13; Time-to-required Funding at 35 Months

CHARLOTTE — Bank of America Corporation today reported a net loss of $276 million, or $0.05 per diluted share, for the first quarter of 2014, compared to net income of $1.5 billion, or $0.10 per diluted share, in the year-ago period.

Revenue, net of interest expense, on an FTE basis(A) declined 3 percent from the first quarter of 2013 to $22.8 billion. Excluding the impact of net debit valuation adjustments (DVA) in both periods, revenue was down 4 percent from the year-ago quarter to $22.7 billion(B).

The results for the first quarter of 2014 include $6.0 billion in litigation expense related to the previously announced settlement with the Federal Housing Finance Agency (FHFA), and additional reserves primarily for previously disclosed legacy mortgage-related matters.

"The cost of resolving more of our mortgage issues hurt our earnings this quarter,” said Chief Executive Officer Brian Moynihan. “But the earnings power of our business and customer strategy generated solid results and we continued to return excess capital to our shareholders."

"During the quarter, our Basel 3 standardized capital ratios and our liquidity improved to record levels and credit quality also improved," said Chief Financial Officer Bruce Thompson. "In addition, expenses in our legacy mortgage servicing business, excluding litigation, declined by $1 billion from the year-ago quarter."

Selected Financial Highlights

	Three Months Ended
(Dollars in millions, except per share data)	March 31 2014	December 31 2013	March 31 2013
Net interest income, FTE basis[1]	$10,286	$10,999	$10,875
Noninterest income	12,481	10,702	12,533
Total revenue, net of interest expense, FTE basis	22,767	21,701	23,408
Total revenue, net of interest expense, FTE basis, excluding net DVA[2]	22,655	22,318	23,553
Provision for credit losses	1,009	336	1,713
Noninterest expense	22,238	17,307	19,500
Net income (loss)	$(276)	$3,439	$1,483
Diluted earnings (loss) per common share	$(0.05)	$0.29	$0.10

[1]
Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliations to GAAP financial measures, refer to pages 21-23 of this press release. Net interest income on a GAAP basis was $10.1 billion, $10.8 billion and $10.7 billion for the three months ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively. Total revenue, net of interest expense, on a GAAP basis was $22.6 billion, $21.5 billion and $23.2 billion for the three months ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively.

[2]
Total revenue, net of interest expense, on an FTE basis excluding net DVA is a non-GAAP financial measure. Net DVA gains (losses)were $112 million, $(617) million and $(145) million for the three months ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively.

Net interest income, on an FTE basis, fell 5 percent from the year-ago quarter to $10.3 billion(A). The decline was driven by lower yields on debt securities due to an approximate $540 million swing in market-related premium amortization expense. Net interest margin, excluding market-related adjustments, was 2.36 percent in the first quarter of 2014, compared to 2.30 percent in the first quarter of 2013.

Noninterest income was flat compared to the year-ago quarter, as lower mortgage banking income and lower trading account profits were largely offset by year-over-year increases in investment and brokerage income, equity investment income and gains on the sale of debt securities.

The provision for credit losses declined 41 percent from the first quarter of 2013 to $1.0 billion, driven by improved credit quality. Net charge-offs declined 45 percent from the first quarter of 2013 to $1.4 billion, with the net charge-off ratio falling to 0.62 percent in the first quarter of 2014 from 1.14 percent in the year-ago quarter. During the first quarter of 2014, the reserve release was $379 million, compared to a reserve release of $804 million in the first quarter of 2013.

Noninterest expense was $22.2 billion, compared to $19.5 billion in the year-ago quarter, driven by higher mortgage-related litigation expense, partially offset by reduced other expenses in Legacy Assets and Servicing (LAS). Litigation expense, including $3.6 billion for the FHFA settlement, was $6.0 billion in the first quarter of 2014, compared to $2.2 billion in the first quarter of 2013. The first quarter of 2014 included $1.0 billion of expense associated with retirement-eligible incentive compensation costs, compared to $0.9 billion in the first quarter of 2013. Excluding litigation and retirement-eligible incentive compensation costs from both periods, noninterest expense declined $1.2 billion from the year-ago quarter.

The income tax benefit for the first quarter of 2014 was $405 million on $681 million of pretax loss, compared to income tax expense of $501 million on $2.0 billion of pretax income in the prior-year period. At March 31, 2014, the company had 238,560 full-time employees, down 9 percent from the year-ago quarter and 1.5 percent below the fourth quarter of 2013.

Settlement With Financial Guaranty Insurance Co. (FGIC)

Bank of America reached a settlement with FGIC, as well as separate settlements with The Bank of New York Mellon, as trustee, for certain second-lien residential mortgage-backed securities (RMBS) trusts for which FGIC provided financial guarantee insurance. The agreements resolve all outstanding litigation between FGIC and the company, as well as outstanding and potential claims by FGIC and the trustee related to alleged representations and warranties breaches and other claims involving second-lien RMBS trusts for which FGIC provided financial guarantee insurance.

Seven of the trust settlements have already been completed, and the two remaining trust settlements are subject to additional investor approvals in a process that is expected to be completed within the next 45 days. Bank of America has already made payments totaling approximately $900 million under the settlement with FGIC and the completed trust settlements and will pay an additional $50 million if the remaining two trust settlements are completed. The costs of the FGIC and trust settlements are covered by previously established reserves. With this settlement, Bank of America has resolved disputes with four monolines.

Business Segment Results

The company reports results through five business segments: Consumer and Business Banking (CBB), Consumer Real Estate Services (CRES), Global Wealth and Investment Management (GWIM), Global Banking, and Global Markets, with the remaining operations recorded in All Other.
Consumer and Business Banking (CBB)

	Three Months Ended
(Dollars in millions)	March 31 2014	December 31 2013	March 31 2013
Total revenue, net of interest expense, FTE basis	$7,438	$7,498	$7,412
Provision for credit losses	812	427	952
Noninterest expense	3,975	4,051	4,155
Net income	$1,658	$1,962	$1,448
Return on average allocated capital[1]	22.81%	25.96%	19.61%
Average loans	$162,042	$163,152	$165,845
Average deposits	534,576	528,808	502,508
At period-end
Brokerage assets	$100,206	$96,048	$82,616

[1]
Return on average allocated capital is a non-GAAP financial measure. The company believes the use of this non-GAAP financial measure provides additional clarity in assessing the results of the segments. Other companies may define or calculate this measure differently. For reconciliation to GAAP financial measures, refer to pages 21-23 of this press release.

Business Highlights

•
Average deposit balances increased $32.1 billion, or 6 percent, from the year-ago quarter to $534.6 billion. The increase was driven by growth in liquid products in the current low-rate environment and the $11.8 billion average impact of deposit transfers primarily from GWIM.

•	The number of mobile banking customers increased 19 percent from the year-ago quarter to 15.0 million, and more than 10 percent of deposit transactions are now being done through mobile devices.

•	Total U.S. Consumer Credit Card net credit loss rate for the first quarter of 2014 was 3.25 percent, and remains at historically low levels.

•	Return on average allocated capital was 22.8 percent in the first quarter of 2014, compared to 19.6 percent in the first quarter of 2013.

Financial Overview

Consumer and Business Banking reported net income of $1.7 billion, up $210 million, or 15 percent, from the year-ago quarter. Noninterest income of $2.5 billion increased $88 million primarily due to a portfolio divestiture gain.

The provision for credit losses decreased $140 million from the year-ago quarter to $812 million, reflecting continued improvement in credit quality, due in part to lower delinquencies. Noninterest expense decreased 4 percent, or $180 million, from the year-ago quarter to $4.0 billion primarily due to lower operating and personnel expense.

Consumer Real Estate Services (CRES)

	Three Months Ended
(Dollars in millions)	March 31 2014	December 31 2013	March 31 2013
Total revenue, net of interest expense, FTE basis	$1,192	$1,712	$2,312
Provision for credit losses	25	(474)	335
Noninterest expense[1]	8,129	3,788	5,405
Net loss	$(5,027)	$(1,058)	$(2,156)
Average loans and leases	88,914	89,687	92,963
At period-end
Loans and leases	$88,355	$89,753	$90,971
1 Noninterest expense includes litigation expense of $5.8 billion, $1.2 billion and $2.0 billion for the three months ended March 31, 2014, December 31, 2013 and March 31, 2013.

Business Highlights

•
Bank of America funded $10.8 billion in residential home loans and home equity loans during the first quarter of 2014, helping more than 36,000 homeowners either refinance an existing mortgage or purchase a home through our retail channels. This included more than 3,300 first-time homebuyer mortgages and more than 12,800 mortgages to low- and moderate-income borrowers.

•	The pipeline for new mortgages increased 23 percent at the end of the first quarter of 2014 compared to the end of the fourth quarter of 2013.

•
The number of 60+ days delinquent first mortgage loans serviced by LAS declined 15 percent during the first quarter of 2014 to 277,000 loans from 325,000 loans at the end of the fourth quarter of 2013, and declined 58 percent from 667,000 loans at the end of the first quarter of 2013.

•	Noninterest expense in LAS, excluding litigation, declined to $1.6 billion in the first quarter of 2014 from $2.6 billion in the year-ago quarter.

Financial Overview

Consumer Real Estate Services reported a net loss of $5.0 billion for the first quarter of 2014, compared to a net loss of $2.2 billion for the same period in 2013, reflecting a $3.8 billion increase in litigation expense. Revenue declined $1.1 billion from the first quarter of 2013 to $1.2 billion, driven primarily by a $548 million decline in servicing revenue, reflecting a smaller servicing portfolio and a $542 million decline in core production revenue due to lower loan originations.

CRES first-mortgage originations declined 65 percent in the first quarter of 2014 compared to the same period in 2013, reflecting the decline in the overall market demand for refinance mortgages. Core production revenue decreased in the first quarter of 2014 to $273 million from $815 million in the year-ago quarter due to lower volume and a reduction in margins.

The provision for credit losses decreased $310 million from the year-ago quarter to $25 million, driven primarily by continued improvement in portfolio trends, including home prices.

Noninterest expense increased $2.7 billion from the year-ago quarter to $8.1 billion, due to a $3.8 billion increase in litigation expense, partially offset by lower LAS default-related staffing and other default-related servicing expenses.

Global Wealth and Investment Management (GWIM)

	Three Months Ended
(Dollars in millions)	March 31 2014	December 31 2013	March 31 2013
Total revenue, net of interest expense, FTE basis	$4,547	$4,479	$4,421
Provision for credit losses	23	26	22
Noninterest expense	3,359	3,263	3,252
Net income	$729	$777	$721
Return on average allocated capital[1]	24.74%	30.99%	29.41%
Average loans and leases	$115,945	$115,546	$106,082
Average deposits	242,792	240,395	253,413
At period-end (dollars in billions)
Assets under management	$841.8	$821.4	$745.3
Total client balances[2]	2,395.8	2,366.4	2,231.7

[1]
Return on average allocated capital is a non-GAAP financial measure. The company believes the use of this non-GAAP financial measure provides additional clarity in assessing the results of the segments. Other companies may define or calculate this measure differently. For reconciliation to GAAP financial measures, refer to pages 21-23 of this press release.

[2]	Total client balances are defined as assets under management, client brokerage assets, assets in custody, client deposits and loans (including margin receivables).

Business Highlights

•	Pretax margin was 25.6 percent in the first quarter of 2014, compared to 25.9 percent in the year-ago quarter, marking the fifth straight quarter of over 25 percent.

•	Asset management fees grew to a record $1.9 billion, up 18.4 percent from the year-ago quarter.

•
Client balances increased 7 percent to $2.40 trillion, driven by higher market levels and net inflows. First-quarter 2014 long-term assets under management (AUM) flows of $17.4 billion were the 19th consecutive quarter of positive flows.

•	Average loan balances increased 9 percent from the year-ago quarter to $115.9 billion.

Financial Overview

Global Wealth and Investment Management reported net income of $729 million, up slightly from the first quarter of 2013, reflecting continued strong revenue performance and low credit costs.

Revenue increased 3 percent from the year-ago quarter to a record $4.5 billion, driven by higher noninterest income related to improved market valuation and long-term AUM flows.

The provision for credit losses was relatively flat compared to the year-ago quarter. Noninterest expense increased 3 percent to $3.4 billion, driven in part by higher revenue-related expenses as well as increased volume-related expenses and additional investments in technology to support the business.

Return on average allocated capital was 24.7 percent in the first quarter of 2014, down from 29.4 percent in the year-ago quarter, reflecting earnings stability coupled with increased capital allocations.

Client balances rose 7 percent from the year-ago quarter to $2.40 trillion, driven largely by higher market levels, long-term AUM flows of $44.8 billion and period-end client loan growth of $9.5 billion. Assets under management rose $96.6 billion, or 13 percent, from the first quarter of 2013 to $841.8 billion, driven by market valuation and long-term AUM flows. Average deposit balances decreased $10.6 billion from the first quarter of 2013 to $242.8 billion as $2.4 billion of organic growth was offset by a $13.0 billion migration to CBB, primarily in the first quarter of 2013.

Global Banking

	Three Months Ended
(Dollars in millions)	March 31 2014	December 31 2013	March 31 2013
Total revenue, net of interest expense, FTE basis	$4,269	$4,303	$4,030
Provision for credit losses	265	441	149
Noninterest expense	2,028	1,926	1,842
Net income	$1,236	$1,266	$1,281
Return on average allocated capital[1]	16.18%	21.84%	22.59%
Average loans and leases	$271,475	$268,849	$244,068
Average deposits	256,349	259,122	221,275

[1]
Return on average allocated capital is a non-GAAP financial measure. The company believes the use of this non-GAAP financial measure provides additional clarity in assessing the results of the segments. Other companies may define or calculate this measure differently. For reconciliation to GAAP financial measures, refer to pages 21-23 of this press release.

Business Highlights

•	Bank of America Merrill Lynch (BAML) maintained a leadership position in investment banking with firmwide investment banking fees of $1.5 billion, excluding self-led deals.

•
BAML ranked among the top three financial institutions globally in leveraged loans, investment-grade corporate debt, asset-backed securities, common stock underwriting, and syndicated loans during the first quarter of 2014(C).

•
Average loan and lease balances increased $27.4 billion, or 11 percent, from the year-ago quarter, to $271.5 billion, with growth primarily in the commercial and industrial loan portfolio and the commercial real estate portfolio.

•	Average deposits increased $35.1 billion, or 16 percent, from the year-ago quarter to $256.3 billion primarily due to increased client liquidity.

Financial Overview

Global Banking reported net income of $1.2 billion in the first quarter of 2014, down $45 million from the year-ago quarter, as an increase in revenue was offset by higher noninterest expense and increased provision for credit losses. Revenue of $4.3 billion was up 6 percent from the first quarter of 2013, reflecting higher net interest income driven by growth in loan balances.

Global Corporate Banking revenue increased to $1.6 billion in the first quarter of 2014, up $127 million from the year-ago quarter, and Global Commercial Banking revenue increased $80 million to $1.8 billion. Included in these results are Business Lending revenue of $1.9 billion, up $116 million from the year-ago quarter, and Global Treasury Services revenue of $1.5 billion, up $91 million from the year-ago period. Global Banking investment banking fees, excluding self-led deals, remained solid versus the year-ago quarter.

The provision for credit losses increased $116 million from the year-ago quarter to $265 million. The reserve increase for the first quarter of 2014 was $282 million, compared to $81 million in the year-ago quarter.

Noninterest expense increased $186 million, or 10 percent, from the year-ago quarter to $2.0 billion, primarily from technology investments in Global Treasury Services and lending platforms, additional client-facing personnel and higher litigation expense.

Return on average allocated capital was 16.2 percent in the first quarter of 2014, down from 22.6 percent in the year-ago quarter, reflecting earnings stability offset by increased capital allocations.

Global Markets

	Three Months Ended
(Dollars in millions)	March 31 2014	December 31 2013	March 31 2013
Total revenue, net of interest expense, FTE basis	$5,015	$3,210	$4,780
Total revenue, net of interest expense, FTE basis, excluding net DVA[1,2]	4,903	3,827	4,925
Provision for credit losses	19	104	5
Noninterest expense	3,078	3,280	3,074
Net income (loss)	$1,310	$(43)	$1,112
Net income (loss), excluding net DVA[1]	1,240	346	1,203
Return on average allocated capital[3]	15.65%	n/m	15.06%
Total average assets	$601,541	$603,111	$670,286

[1]
During the first quarter of 2014, the management of structured liabilities and the associated DVA were moved into Global Markets from All Other to better align the performance risk of these instruments. As such, net DVA represents the combined total of net DVA on derivatives and structured liabilities. Prior periods have been reclassified to conform to current period presentation.

[2]
Total revenue, net of interest expense, on an FTE basis excluding net DVA, and net income (loss) excluding net DVA are non-GAAP financial measures. Net DVA gains (losses) were $112 million, $(617) million and $(145) million for the three months ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively.

[3]
Return on average allocated capital is a non-GAAP financial measure. The company believes the use of this non-GAAP financial measure provides additional clarity in assessing the results of the segments. Other companies may define or calculate this measure differently. For reconciliation to GAAP financial measures, refer to pages 21-23 of this press release.

n/m = not meaningful

Business Highlights

•	Sales and trading revenue, excluding net DVA(F), remained relatively flat from the first quarter of 2013 at $4.1 billion.

•	Equities sales and trading revenue, excluding net DVA(H) was solid compared to the year-ago period. The company continued to increase market share compared to the year-ago quarter.

•
Return on average allocated capital, excluding net DVA(F), was 14.8 percent in the first quarter of 2014, compared to 16.3 percent in the first quarter of 2013, reflecting stable net income combined with an increase in allocated capital compared to the year-ago quarter.

Financial Overview

Global Markets reported net income of $1.3 billion in the first quarter of 2014, compared to $1.1 billion in the year-ago quarter. Excluding net DVA(F), net income was $1.2 billion in the first quarter of 2014, an increase of 3 percent compared to the year-ago quarter.

Global Markets revenue increased $235 million, or 5 percent, from the year-ago quarter to $5.0 billion. Excluding net DVA(F), revenue decreased $22 million to $4.9 billion as declines in Rates and Currencies were partially offset by stronger performance in Credit and Equities.

Fixed Income, Currency and Commodities sales and trading revenue, excluding net DVA(G), was $3.0 billion in the first quarter of 2014, a decrease of $51 million, or 2 percent, from the year-ago quarter, as credit markets remained strong but Rates and Currencies declined on lower market volumes and volatility. The year-ago results included the impact of a $450 million write-down related to the settlement of a legacy matter. Adjusting the year-ago quarter to exclude this negative impact, FICC revenue, excluding net DVA, declined 15 percent from the first quarter of 2013.

Equities sales and trading revenue, excluding net DVA(H), was $1.2 billion, in line with results from the year-ago quarter. The current quarter benefited from continued gains in market share and higher client financing balances.

Noninterest expense of $3.1 billion was flat compared to the year-ago quarter.

All Other1

	Three Months Ended
(Dollars in millions)	March 31 2014	December 31 2013	March 31 2013
Total revenue, net of interest expense, FTE basis[2,3]	$306	$499	$453
Provision for credit losses	(135)	(188)	250
Noninterest expense	1,669	999	1,772
Net income (loss)	$(182)	$535	$(923)
Total average loans	217,410	226,049	244,557

[1]
All Other consists of ALM activities, equity investments, the international consumer card business, liquidating businesses and other. ALM activities encompass the whole-loan residential mortgage portfolio and investment securities, interest rate and foreign currency risk management activities including the residual net interest income allocation, the impact of certain allocation methodologies and accounting hedge ineffectiveness.

[2]
Revenue includes equity investment income of $674 million, $393 million and $520 million for the three months ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively, and gains on sales of debt securities of $357 million, $363 million and $67 million for the three months ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively.

[3]
During the first quarter of 2014, the management of structured liabilities and the associated DVA were moved into Global Markets from All Other to better align the performance risk of these instruments. Prior periods have been reclassified to conform to current period presentation.

All Other reported a net loss of $182 million in the first quarter of 2014, compared to a net loss of $923 million for the same period a year ago. The improvement was primarily driven by a decrease in the provision for credit losses primarily due to continued improvement in portfolio trends including increased home prices, higher gains on sales of debt securities, and higher equity investment income due to a gain on the sale of the company's remaining interest in an investment. Impacting the income tax benefit were the resolution of certain tax matters and recurring tax preference items compared to the year-ago.

Credit Quality

	Three Months Ended
(Dollars in millions)	March 31 2014	December 31 2013	March 31 2013
Provision for credit losses	$1,009	$336	$1,713
Net charge-offs[1]	1,388	1,582	2,517
Net charge-off ratio[1,2]	0.62%	0.68%	1.14%
Net charge-off ratio, excluding the PCI loan portfolio[2]	0.64	0.70	1.18
Net charge-off ratio, including PCI write-offs[2]	0.79	1.00	1.52
At period-end
Nonperforming loans, leases and foreclosed properties	$17,732	$17,772	$22,842
Nonperforming loans, leases and foreclosed properties ratio[3]	1.96%	1.93%	2.53%
Allowance for loan and lease losses	$16,618	$17,428	$22,441
Allowance for loan and lease losses ratio[4]	1.84%	1.90%	2.49%

[1]	Excludes write-offs of PCI loans of $391 million, $741 million and $839 million for the three months ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively.

[2]	Net charge-off ratios are calculated as annualized net charge-offs divided by average outstanding loans and leases during the period; quarterly results are annualized.

[3]
Nonperforming loans, leases and foreclosed properties ratios are calculated as nonperforming loans, leases and foreclosed properties divided by outstanding loans, leases and foreclosed properties at the end of the period.

[4]	Allowance for loan and lease losses ratios are calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.
Note: Ratios do not include loans accounted for under the fair value option.

Credit quality continued to improve in the first quarter of 2014, with net charge-offs declining across nearly all major portfolios and the provision for credit losses decreasing from the year-ago quarter. The number of 30+ days performing delinquent loans, excluding fully-insured loans, declined across all consumer portfolios from the year-ago quarter, again reaching record low levels in the U.S. Credit Card portfolio. Additionally, reservable criticized balances and nonperforming loans, leases and foreclosed properties also continued to decline, down 15 percent and 22 percent from the year-ago period.

Net charge-offs were $1.4 billion in the first quarter of 2014, down from $1.6 billion in the fourth quarter of 2013 and $2.5 billion in the first quarter of 2013.

The provision for credit losses was $1.0 billion, a decline of $704 million from the first quarter of 2013. During the first quarter of 2014, the reserve release was $379 million compared to a reserve release of $804 million in the first quarter of 2013. The reduction in provision was driven by portfolio improvement, including increased home prices in consumer real estate, as well as lower levels of delinquencies across the consumer lending portfolio. This was partially offset by higher provision for credit losses in the commercial portfolio as the decline in net charge-offs was more than offset by increased reserve build.

The allowance for loan and lease losses to annualized net charge-off coverage ratio was 2.95 times in the first quarter of 2014, compared with 2.78 times in the fourth quarter of 2013 and 2.20 times in the first quarter of 2013. The increase was due to the improvement in net charge-offs discussed above. The allowance to annualized net charge-off coverage ratio, excluding the purchased credit impaired (PCI) portfolio, was 2.58 times, 2.38 times and 1.76 times for the same periods, respectively.

Nonperforming loans, leases and foreclosed properties were $17.7 billion at March 31, 2014, a decrease from $17.8 billion at December 31, 2013 and $22.8 billion at March 31, 2013.

Capital and Liquidity Management1,2,3

(Dollars in billions)	At March 31 2014	At December 31 2013
Basel 3 Transition (under standardized approach)		Pro-forma
Common equity tier 1 capital - Basel 3	$151.6	$153.5
Risk-weighted assets	1,282.5	1,316.0
Common equity tier 1 capital ratio - Basel 3	11.8%	11.7%
Basel 3 Fully Phased-in (under standardized approach)		Pro-forma
Common equity tier 1 capital - Basel 3	$134.2	$132.3
Risk-weighted assets	1,448.1	1,462.0
Common equity tier 1 capital ratio - Basel 3	9.3%	9.1%

(Dollars in millions, except per share information)	At March 31 2014	At December 31 2013	At March 31 2013
Tangible common equity ratio[4]	7.00%	7.20%	6.88%
Total shareholders’ equity	$231,888	$232,685	$237,293
Common equity ratio	10.17%	10.43%	10.05%
Tangible book value per share[4]	$13.81	$13.79	$13.36
Book value per share	20.75	20.71	20.19

[1]	Regulatory capital ratios are preliminary until filed with the Federal Reserve on Form Y-9C.

[2]
On January 1, 2014, the Basel 3 rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting common equity tier 1 capital and tier 1 capital.

[3]	Pro forma Q4-13 capital ratios include the estimated impact of the Basel 3 transition provisions applicable for 2014 as if in effect for Q4-13 and represents a non-GAAP financial measure.

[4]	Tangible common equity ratio and tangible book value per share are non-GAAP financial measures. For reconciliation to GAAP financial measures, refer to pages 21-23 of this press release.

Basel 3 became effective for the company on January 1, 2014, subject to transition provisions primarily related to regulatory deductions and adjustments impacting common equity tier 1 capital. The common equity tier 1 capital ratio under the Basel 3 Standardized approach for measuring risk-weighted assets was 11.8 percent at March 31, 2014, up from a pro forma ratio of 11.7 percent at December 31, 2013.

Basel 3 Fully Phased-in Approaches

While the Basel 3 fully phased-in Standardized and fully phased-in Advanced approaches do not go into effect until 2018, the company is providing the following estimates for investors for comparative purposes.

The estimated common equity tier 1 capital ratio under the Basel 3 Standardized approach on a fully phased-in basis was 9.3 percent at March 31, 2014, up from 9.1 percent at December 31, 2013.

The estimated common equity tier 1 capital ratio under the Basel 3 Advanced approaches on a fully phased-in basis, was 9.9 percent, down from 10.0 percent at December 31, 2013, primarily driven by an increase in operational risk-weighted assets during the period.

In connection with the final U.S. rule and Notice of Proposed Rulemaking (NPR) issued on April 8 and effective in 2018(E), the company's estimated supplementary leverage ratios were above the 5 percent supplementary leverage ratio minimum for the bank holding company and the 6 percent supplementary leverage ratio minimum for primary bank subsidiaries.

At March 31, 2014, the company's Global Excess Liquidity Sources totaled $427 billion, compared to $376 billion at December 31, 2013 and $372 billion at March 31, 2013. Long-term debt was $255 billion at March 31, 2014, up from $250 billion at December 31, 2013 and down from $280 billion at March 31, 2013. Time-to-required funding was 35 months at March 31, 2014, compared to 38 months at December 31, 2013 and 29 months at March 31, 2013.

Period-end common shares issued and outstanding were 10.53 billion at March 31, 2014, 10.59 billion at December 31, 2013 and 10.82 billion at March 31, 2013. During the first quarter of 2014, approximately 87 million common shares were repurchased for approximately $1.4 billion at an average price of $16.63 per share.

On March 26, the company announced that it plans to increase its quarterly common stock dividend to $0.05 per share, beginning in the second quarter of 2014. Also, the Board of Directors authorized a new $4.0 billion common stock repurchase program. This authorization, which covers both common stock and warrants, replaces the prior year’s common stock repurchase program that expired on March 31, 2014.

Tangible book value per share(I) was $13.81 at March 31, 2014, compared to $13.79 at December 31, 2013 and $13.36 at March 31, 2013. Book value per share was $20.75 at March 31, 2014, compared to $20.71 at December 31, 2013 and $20.19 at March 31, 2013.
------------------------------
End Notes

A
Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 22-23 of this press release. Net interest income on a GAAP basis was $10.1 billion, $10.8 billion and $10.7 billion for the three months ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively. Total revenue, net of interest expense, on a GAAP basis was $22.6 billion, $21.5 billion and $23.2 billion for the three months ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively.

B
Total revenue, net of interest expense, on an FTE basis excluding net DVA is a non-GAAP financial measure. Net DVA gains (losses) were $112 million, $(617) million and $(145) million for the three months ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively.

C	Rankings per Dealogic as of April 1, 2014.

D
Basel 3 common equity tier 1 capital ratios on a fully phased-in basis are non-GAAP financial measures. For reconciliation to GAAP financial measures, refer to page 18 of this press release. Fully phased-in Basel 3 estimates for March 31, 2014 were calculated under the Standardized or Advanced approaches of the Basel 3 rules released by the Federal Reserve, as indicated, assuming all regulatory model approvals, except for the potential reduction to risk-weighted assets resulting from the removal of the Comprehensive Risk Measure surcharge.

E
The supplementary leverage ratio includes the estimated increase to the supplementary leverage exposure in accordance with the U.S. Notice of Proposed Rulemaking approved on April 8, 2014. For the first quarter of 2014, the supplementary leverage ratio is measured using the quarter-end tier 1 capital calculated under Basel 3 on a fully phased-in basis, divided by the simple average of the sum of on-balance sheet assets and certain off-balance sheet exposures, including, among other items, derivative and securities financing transactions, at the end of each month in the quarter.

F
Revenue, sales and trading revenue, international revenue and net income (loss) excluding the impact of net DVA are non-GAAP financial measures. Net DVA gains (losses) were $112 million, $(617) million and $(145) million for the three months ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively. During the first quarter of 2014, the management of structured liabilities and the associated DVA were moved into Global Markets from All Other to better align the performance risk of these instruments. As such, net DVA represents the combined total of net DVA on derivatives and structured liabilities. Prior periods have been reclassified to conform to current period presentation.

G
Fixed Income, Currency and Commodities (FICC) sales and trading revenue, excluding net DVA is a non-GAAP financial measure. FICC net DVA gains (losses) were $80 million, $(535) million and $(149) million for the three months ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively.

H
Equity sales and trading revenue, excluding net DVA is a non-GAAP financial measure. Equities net DVA gains (losses) were $32 million, $(82) million and $4 million for the three months ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively.

I
Tangible book value per share of common stock is a non-GAAP financial measure. Other companies may define or calculate this measure differently. For reconciliation to GAAP financial measures, refer to pages 22-23 of this press release.

Note: Chief Executive Officer Brian Moynihan and Chief Financial Officer Bruce Thompson will discuss first-quarter 2014 results in a conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations website at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1732 (international), and the conference ID is: 79795. Please dial in 10 minutes prior to the start of the call.
A replay will be available via webcast through the Bank of America Investor Relations website. A replay will also be available beginning at noon on April 16 through midnight, April 24 by telephone at 800.753.8546 (U.S.) or 1.402.220.0685 (international).

Bank of America
Bank of America is one of the world's largest financial institutions, serving individual consumers, small businesses, middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 49 million consumer and small business relationships with approximately 5,100 retail banking offices and approximately 16,200 ATMs and award-winning online banking with 30 million active users and more than 15 million mobile users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

Forward-looking Statements

Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform

Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” The forward-looking statements made represent Bank of America's current expectations, plans or forecasts of its future results and revenues, and future business and economic conditions more generally, and other matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of Bank of America's 2013 Annual Report on Form 10-K, and in any of Bank of America's subsequent Securities and Exchange Commission filings: the Company's ability to resolve representations and warranties repurchase claims made by monolines and private-label and other investors, including as a result of any adverse court rulings, and the chance that the Company could face related servicing, securities, fraud, indemnity or other claims from one or more counterparties, including monolines or private-label and other investors; the possibility that final court approval of negotiated settlements is not obtained; the possibility that the court decision with respect to the BNY Mellon Settlement is overturned on appeal in whole or in part; potential claims, damages, penalties and fines resulting from pending or future litigation and regulatory proceedings, including proceedings instituted by the U.S. Department of Justice, state Attorneys General and other members of the RMBS Working Group of the Financial Fraud Enforcement Task Force concerning mortgage-related matters; the possibility that the European Commission will impose remedial measures in relation to its investigation of the Company's competitive practices; the possible outcome of LIBOR, other reference rate and foreign exchange inquiries and investigations; the possibility that future representations and warranties losses may occur in excess of the Company's recorded liability and estimated range of possible loss for its representations and warranties exposures; the possibility that the Company may not collect mortgage insurance claims; the possibility that future claims, damages, penalties and fines may occur in excess of the Company’s recorded liability and estimated range of possible losses for litigation exposures; uncertainties about the financial stability and growth rates of non-U.S. jurisdictions, the risk that those jurisdictions may face difficulties servicing their sovereign debt, and related stresses on financial markets, currencies and trade, and the Company's exposures to such risks, including direct, indirect and operational; uncertainties related to the timing and pace of Federal Reserve tapering of quantitative easing, and the impact on global interest rates, currency exchange rates, and economic conditions in a number of countries; the possibility of future inquiries or investigations regarding pending or completed foreclosure activities; the possibility that unexpected foreclosure delays could impact the rate of decline of default-related servicing costs; uncertainty regarding timing and the potential impact of regulatory capital and liquidity requirements (including Basel 3); the negative impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the Company's businesses and earnings, including as a result of additional regulatory interpretation and rulemaking and the success of the Company's actions to mitigate such impacts; the potential impact of implementing and conforming to the Volcker Rule; the potential impact of future derivative regulations; adverse changes to the Company's credit ratings from the major credit rating agencies; estimates of the fair value of certain of the Company's assets and liabilities; reputational damage that may result from negative publicity, fines and penalties from regulatory violations and judicial proceedings; the Company's ability to fully realize the cost savings and other anticipated benefits from Project New BAC, including in accordance with currently anticipated timeframes; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third parties with which we do business, including as a result of cyber attacks; the impact on the Company's business, financial condition and results of operations of a potential higher interest rate environment; and other similar matters.

Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

BofA Global Capital Management Group, LLC (BofA Global Capital Management) is an asset management division of Bank of America Corporation. BofA Global Capital Management entities furnish investment management services and products for institutional and individual investors.

Bank of America Merrill Lynch is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (Investment Banking Affiliates), including Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation's broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates.

For more Bank of America news, visit the Bank of America newsroom at http://newsroom.bankofamerica.com.

www.bankofamerica.com

Bank of America Corporation and Subsidiaries
Selected Financial Data
(Dollars in millions, except per share data; shares in thousands)

	First Quarter 2014	Fourth Quarter 2013	First Quarter 2013
Summary Income Statement
Net interest income	$10,085	$10,786	$10,664
Noninterest income	12,481	10,702	12,533
Total revenue, net of interest expense	22,566	21,488	23,197
Provision for credit losses	1,009	336	1,713
Noninterest expense	22,238	17,307	19,500
Income (loss) before income taxes	(681)	3,845	1,984
Income tax expense (benefit)	(405)	406	501
Net income (loss)	$(276)	$3,439	$1,483
Preferred stock dividends	238	256	373
Net income (loss) applicable to common shareholders	$(514)	$3,183	$1,110

Common shares issued	24,925	624	44,116
Average common shares issued and outstanding	10,560,518	10,633,030	10,798,975
Average diluted common shares issued and outstanding (1)	10,560,518	11,404,438	11,154,778

Summary Average Balance Sheet
Total loans and leases	$919,482	$929,777	$906,259
Total debt securities	329,711	325,119	356,399
Total earning assets	1,803,298	1,798,697	1,857,894
Total assets	2,139,266	2,134,875	2,212,430
Total deposits	1,118,178	1,112,674	1,075,280
Common shareholders' equity	223,201	220,088	218,225
Total shareholders' equity	236,553	233,415	236,995

Performance Ratios
Return on average assets	n/m	0.64%	0.27%
Return on average tangible shareholders' equity (2)	n/m	8.53	3.69

Per common share information
Earnings (loss)	$(0.05)	$0.30	$0.10
Diluted earnings (loss) (1)	(0.05)	0.29	0.10
Dividends paid	0.01	0.01	0.01
Book value	20.75	20.71	20.19
Tangible book value (2)	13.81	13.79	13.36

	March 31 2014	December 31 2013	March 31 2013
Summary Period-End Balance Sheet
Total loans and leases	$916,217	$928,233	$911,592
Total debt securities	340,696	323,945	354,709
Total earning assets	1,812,832	1,763,149	1,831,256
Total assets	2,149,851	2,102,273	2,174,819
Total deposits	1,133,650	1,119,271	1,095,183
Common shareholders' equity	218,536	219,333	218,513
Total shareholders' equity	231,888	232,685	237,293
Period-end common shares issued and outstanding	10,530,045	10,591,808	10,822,380

Credit Quality	First Quarter 2014	Fourth Quarter 2013	First Quarter 2013

Total net charge-offs	$1,388	$1,582	$2,517
Net charge-offs as a percentage of average loans and leases outstanding (3)	0.62%	0.68%	1.14%
Provision for credit losses	$1,009	$336	$1,713

	March 31 2014	December 31 2013	March 31 2013

Total nonperforming loans, leases and foreclosed properties (4)	$17,732	$17,772	$22,842
Nonperforming loans, leases and foreclosed properties as a percentage of total loans, leases and foreclosed properties (3)	1.96%	1.93%	2.53%
Allowance for loan and lease losses	$16,618	$17,428	$22,441
Allowance for loan and lease losses as a percentage of total loans and leases outstanding (3)	1.84%	1.90%	2.49%

For footnotes see page 18.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Selected Financial Data (continued)
(Dollars in millions)

	Basel 3 Transition	Basel 1
Capital Management	March 31 2014	December 31 2013	March 31 2013

Risk-based capital metrics (5, 6):
Common equity tier 1 capital (7)	$151,642	n/a	n/a
Tier 1 common capital	n/a	$145,235	$136,119
Common equity tier 1 capital ratio	11.8%	n/a	n/a
Tier 1 common capital ratio (8)	n/a	11.2%	10.5%
Tier 1 leverage ratio	7.6	7.9	7.5

Tangible equity ratio (9)	7.65	7.86	7.78
Tangible common equity ratio (9)	7.00	7.20	6.88

Regulatory Capital Reconciliations (6, 10)		December 31 2013	March 31 2013

Regulatory capital – Basel 1 to Basel 3 (fully phased-in)
Basel 1 Tier 1 capital		$161,456	$158,677
Deduction of qualifying preferred stock and trust preferred securities		(16,221)	(22,558)
Basel 1 Tier 1 common capital		145,235	136,119
Deduction of defined benefit pension assets		(829)	(776)
Deferred tax assets and threshold deductions (deferred tax asset temporary differences, MSRs and significant investments)		(4,803)	(4,501)
Net unrealized losses in accumulated OCI on AFS debt and certain marketable equity securities, and employee benefit plans		(5,668)	(372)
Other deductions, net		(1,620)	(1,660)
Basel 3 common equity tier 1 capital (fully phased-in)		$132,315	$128,810

	March 31 2014
Regulatory capital – Basel 3 transition to fully phased-in
Common equity tier 1 capital (transition)	$151,642
Adjustments and deductions recognized in Tier 1 capital during transition	(9,284)
Other adjustments and deductions phased in during transition	(8,197)
Common equity tier 1 capital (fully phased-in)	$134,161

	March 31 2014	December 31 2013	March 31 2013
Risk-weighted assets – As reported to Basel 3 (fully phased-in)
As reported risk weighted assets	$1,282,492	$1,297,534	$1,298,187
Change in risk-weighted assets from reported to fully phased-in	165,596	164,449
Basel 3 Standardized approach risk-weighted assets (fully phased-in)	1,448,088	1,461,983
Change in risk-weighted assets for advanced models	(86,201)	(132,939)	55,454
Basel 3 Advanced approaches risk-weighted assets (fully phased-in)	$1,361,887	$1,329,044	$1,353,641

Regulatory capital ratios
Basel 1 Tier 1 common	n/a	11.2%	10.5%
Basel 3 Standardized approach common equity tier 1 (transition)	11.8%	n/a	n/a
Basel 3 Standardized approach common equity tier 1 (fully phased-in)	9.3	9.1	n/a
Basel 3 Advanced approaches common equity tier 1 (fully phased-in)	9.9	10.0	9.5

(1)
The diluted earnings (loss) per common share excludes the effect of any equity instruments that are antidilutive to earnings per share. The number of antidilutive equity instruments was higher in the first quarter of 2014 due to the net loss.

(2)
Return on average tangible shareholders' equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 21-23.

(3)	Ratios do not include loans accounted for under the fair value option during the period. Charge-off ratios are annualized for the quarterly presentation.

(4)
Balances do not include past due consumer credit card, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate; purchased credit-impaired loans even though the customer may be contractually past due; nonperforming loans held-for-sale; nonperforming loans accounted for under the fair value option; and nonaccruing troubled debt restructured loans removed from the purchased credit-impaired portfolio prior to January 1, 2010.

(5)	Regulatory capital ratios are preliminary until filed with the Federal Reserve on Form Y-9C.

(6)
On January 1, 2014, the Basel 3 rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting common equity tier 1 capital and Tier 1 capital. We reported under Basel 1 (which included the Market Risk Final Rules) at December 31, 2013 and March 31, 2013.

(7)
On a pro-forma basis, under the transition provisions for the Basel 3 Standardized approach (Basel 3 Standardized transition), fourth quarter 2013 common equity tier 1 capital and risk-weighted assets would have been $153,502 million and $1,315,994 million.

(8)	Tier 1 common capital ratio equals Tier 1 capital excluding preferred stock, trust preferred securities, hybrid securities and minority interest divided by risk-weighted assets.

(9)
Tangible equity ratio equals period-end tangible shareholders' equity divided by period-end tangible assets. Tangible common equity ratio equals period-end tangible common shareholders' equity divided by period-end tangible assets. Tangible shareholders' equity and tangible assets are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 21-23.

(10)
Based on the Basel 3 Advanced approaches, assuming all regulatory model approvals, except for the potential reduction to risk-weighted assets resulting from the removal of the Comprehensive Risk Measure surcharge.

n/a = not applicable

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Quarterly Results by Business Segment
(Dollars in millions)
	First Quarter 2014
	Consumer & Business Banking	Consumer Real Estate Services	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,438	$1,192	$4,547	$4,269	$5,015	$306
Provision for credit losses	812	25	23	265	19	(135)
Noninterest expense	3,975	8,129	3,359	2,028	3,078	1,669
Net income (loss)	1,658	(5,027)	729	1,236	1,310	(182)
Return on average allocated capital (2)	22.81%	n/m	24.74%	16.18%	15.65%	n/m
Balance Sheet
Average
Total loans and leases	$162,042	$88,914	$115,945	$271,475	$63,696	$217,410
Total deposits	534,576	n/m	242,792	256,349	n/m	34,152
Allocated capital (2)	29,500	23,000	12,000	31,000	34,000	n/m
Period end
Total loans and leases	$160,116	$88,355	$116,482	$273,239	$64,598	$213,427
Total deposits	552,256	n/m	244,051	257,437	n/m	32,403

	Fourth Quarter 2013
	Consumer & Business Banking	Consumer Real Estate Services	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,498	$1,712	$4,479	$4,303	$3,210	$499
Provision for credit losses	427	(474)	26	441	104	(188)
Noninterest expense	4,051	3,788	3,263	1,926	3,280	999
Net income (loss)	1,962	(1,058)	777	1,266	(43)	535
Return on average allocated capital (2)	25.96%	n/m	30.99%	21.84%	n/m	n/m
Balance Sheet
Average
Total loans and leases	$163,152	$89,687	$115,546	$268,849	$66,494	$226,049
Total deposits	528,808	n/m	240,395	259,122	n/m	34,029
Allocated capital (2)	30,000	24,000	10,000	23,000	30,000	n/m
Period end
Total loans and leases	$165,090	$89,753	$115,846	$269,469	$67,381	$220,694
Total deposits	531,707	n/m	244,901	265,102	n/m	27,701

	First Quarter 2013
	Consumer & Business Banking	Consumer Real Estate Services	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,412	$2,312	$4,421	$4,030	$4,780	$453
Provision for credit losses	952	335	22	149	5	250
Noninterest expense	4,155	5,405	3,252	1,842	3,074	1,772
Net income (loss)	1,448	(2,156)	721	1,281	1,112	(923)
Return on average allocated capital (2)	19.61%	n/m	29.41%	22.59%	15.06%	n/m
Balance Sheet
Average
Total loans and leases	$165,845	$92,963	$106,082	$244,068	$52,744	$244,557
Total deposits	502,508	n/m	253,413	221,275	n/m	35,550
Allocated capital (2)	30,000	24,000	10,000	23,000	30,000	n/m
Period end
Total loans and leases	$163,820	$90,971	$107,048	$250,985	$57,362	$241,406
Total deposits	530,581	n/m	239,853	227,379	n/m	35,758

(1)
Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(2) Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Allocated capital and the related return are non-GAAP financial measures. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. (See Exhibit A: Non-GAAP Reconciliations - Reconciliations to GAAP Financial Measures on pages 21-23.)

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Supplemental Financial Data
(Dollars in millions)

Fully taxable-equivalent (FTE) basis data (1)	First Quarter 2014	Fourth Quarter 2013	First Quarter 2013

Net interest income	$10,286	$10,999	$10,875
Total revenue, net of interest expense	22,767	21,701	23,408
Net interest yield (2)	2.29%	2.44%	2.36%
Efficiency ratio	97.68	79.75	83.31

Other Data	March 31 2014	December 31 2013	March 31 2013
Number of banking centers - U.S.	5,095	5,151	5,389
Number of branded ATMs - U.S.	16,214	16,259	16,311
Ending full-time equivalent employees	238,560	242,117	262,812

(1)
FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. See Reconciliations to GAAP Financial Measures on pages 21-23.

(2)
Beginning in the first quarter of 2014, interest-bearing deposits placed with the Federal Reserve and certain non-U.S. central banks are included in earning assets. Prior period yields have been reclassified to conform to current period presentation.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures
(Dollars in millions)

The Corporation evaluates its business based on a fully taxable-equivalent basis, a non-GAAP financial measure. The Corporation believes managing the business with net interest income on a fully taxable-equivalent basis provides a more accurate picture of the interest margin for comparative purposes. Total revenue, net of interest expense, includes net interest income on a fully taxable-equivalent basis and noninterest income. The Corporation views related ratios and analyses (i.e., efficiency ratios and net interest yield) on a fully taxable-equivalent basis. To derive the fully taxable-equivalent basis, net interest income is adjusted to reflect tax-exempt income on an equivalent before-tax basis with a corresponding increase in income tax expense. For purposes of this calculation, the Corporation uses the federal statutory tax rate of 35 percent. This measure ensures comparability of net interest income arising from taxable and tax-exempt sources. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield measures the basis points the Corporation earns over the cost of funds.

The Corporation also evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP financial measure. Tangible equity represents an adjusted shareholders' equity or common shareholders' equity amount which has been reduced by goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible common shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average common shareholders' equity. The tangible common equity ratio represents adjusted ending common shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average total shareholders' equity. The tangible equity ratio represents adjusted ending shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents adjusted ending common shareholders' equity divided by ending common shares outstanding. These measures are used to evaluate the Corporation's use of equity. In addition, profitability, relationship and investment models all use return on average tangible shareholders' equity as key measures to support our overall growth goals.

In addition, the Corporation evaluates its business segment results based on measures that utilize average allocated capital. The Corporation allocates capital to its business segments using a methodology that considers the effect of regulatory capital requirements in addition to internal risk-based capital models. The Corporation's internal risk-based capital models use a risk-adjusted methodology incorporating each segment's credit, market, interest rate, business and operational risk components. Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Allocated capital and the related return both represent non-GAAP financial measures. Allocated capital is reviewed periodically and refinements are made based on multiple considerations that include, but are not limited to, business segment exposures and risk profile, regulatory constraints and strategic plans. As part of this process, in the first quarter of 2014, the Corporation adjusted the amount of capital being allocated to its business segments. This change resulted in a reduction of the unallocated capital, which is reflected in All Other, and an aggregate increase to the amount of capital being allocated to the business segments. Prior periods were not restated.

See the tables below and on pages 22-23 for reconciliations of these non-GAAP financial measures to financial measures defined by GAAP for the three months ended March 31, 2014, December 31, 2013 and March 31, 2013. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate supplemental financial data differently.

	First Quarter 2014	Fourth Quarter 2013	First Quarter 2013

Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis

Net interest income	$10,085	$10,786	$10,664
Fully taxable-equivalent adjustment	201	213	211
Net interest income on a fully taxable-equivalent basis	$10,286	$10,999	$10,875

Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis

Total revenue, net of interest expense	$22,566	$21,488	$23,197
Fully taxable-equivalent adjustment	201	213	211
Total revenue, net of interest expense on a fully taxable-equivalent basis	$22,767	$21,701	$23,408

Reconciliation of income tax expense (benefit) to income tax expense (benefit) on a fully taxable-equivalent basis

Income tax expense (benefit)	$(405)	$406	$501
Fully taxable-equivalent adjustment	201	213	211
Income tax expense (benefit) on a fully taxable-equivalent basis	$(204)	$619	$712

Reconciliation of average common shareholders' equity to average tangible common shareholders' equity

Common shareholders' equity	$223,201	$220,088	$218,225
Goodwill	(69,842)	(69,864)	(69,945)
Intangible assets (excluding mortgage servicing rights)	(5,474)	(5,725)	(6,549)
Related deferred tax liabilities	2,165	2,231	2,425
Tangible common shareholders' equity	$150,050	$146,730	$144,156

Reconciliation of average shareholders' equity to average tangible shareholders' equity

Shareholders' equity	$236,553	$233,415	$236,995
Goodwill	(69,842)	(69,864)	(69,945)
Intangible assets (excluding mortgage servicing rights)	(5,474)	(5,725)	(6,549)
Related deferred tax liabilities	2,165	2,231	2,425
Tangible shareholders' equity	$163,402	$160,057	$162,926

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	First Quarter 2014	Fourth Quarter 2013	First Quarter 2013

Reconciliation of period-end common shareholders' equity to period-end tangible common shareholders' equity

Common shareholders' equity	$218,536	$219,333	$218,513
Goodwill	(69,842)	(69,844)	(69,930)
Intangible assets (excluding mortgage servicing rights)	(5,337)	(5,574)	(6,379)
Related deferred tax liabilities	2,100	2,166	2,363
Tangible common shareholders' equity	$145,457	$146,081	$144,567

Reconciliation of period-end shareholders' equity to period-end tangible shareholders' equity

Shareholders' equity	$231,888	$232,685	$237,293
Goodwill	(69,842)	(69,844)	(69,930)
Intangible assets (excluding mortgage servicing rights)	(5,337)	(5,574)	(6,379)
Related deferred tax liabilities	2,100	2,166	2,363
Tangible shareholders' equity	$158,809	$159,433	$163,347

Reconciliation of period-end assets to period-end tangible assets

Assets	$2,149,851	$2,102,273	$2,174,819
Goodwill	(69,842)	(69,844)	(69,930)
Intangible assets (excluding mortgage servicing rights)	(5,337)	(5,574)	(6,379)
Related deferred tax liabilities	2,100	2,166	2,363
Tangible assets	$2,076,772	$2,029,021	$2,100,873

Book value per share of common stock

Common shareholders' equity	$218,536	$219,333	$218,513
Ending common shares issued and outstanding	10,530,045	10,591,808	10,822,380
Book value per share of common stock	$20.75	$20.71	$20.19

Tangible book value per share of common stock

Tangible common shareholders' equity	$145,457	$146,081	$144,567
Ending common shares issued and outstanding	10,530,045	10,591,808	10,822,380
Tangible book value per share of common stock	$13.81	$13.79	$13.36

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	First Quarter 2014	Fourth Quarter 2013	First Quarter 2013

Reconciliation of return on average allocated capital (1)

Consumer & Business Banking

Reported net income	$1,658	$1,962	$1,448
Adjustment related to intangibles (2)	1	1	2
Adjusted net income	$1,659	$1,963	$1,450

Average allocated equity (3)	$61,483	$62,007	$62,084
Adjustment related to goodwill and a percentage of intangibles	(31,983)	(32,007)	(32,084)
Average allocated capital	$29,500	$30,000	$30,000

Global Wealth & Investment Management

Reported net income	$729	$777	$721
Adjustment related to intangibles (2)	3	4	4
Adjusted net income	$732	$781	$725

Average allocated equity (3)	$22,243	$20,265	$20,323
Adjustment related to goodwill and a percentage of intangibles	(10,243)	(10,265)	(10,323)
Average allocated capital	$12,000	$10,000	$10,000

Global Banking

Reported net income	$1,236	$1,266	$1,281
Adjustment related to intangibles (2)	—	—	1
Adjusted net income	$1,236	$1,266	$1,282

Average allocated equity (3)	$53,407	$45,410	$45,406
Adjustment related to goodwill and a percentage of intangibles	(22,407)	(22,410)	(22,406)
Average allocated capital	$31,000	$23,000	$23,000

Global Markets

Reported net income (loss)	$1,310	$(43)	$1,112
Adjustment related to intangibles (2)	2	2	2
Adjusted net income (loss)	$1,312	$(41)	$1,114

Average allocated equity (3)	$39,377	$35,380	$35,372
Adjustment related to goodwill and a percentage of intangibles	(5,377)	(5,380)	(5,372)
Average allocated capital	$34,000	$30,000	$30,000

(1)	There are no adjustments to reported net income (loss) or average allocated equity for Consumer Real Estate Services.

(2)	Represents cost of funds, earnings credits and certain expenses related to intangibles.

(3)	Average allocated equity is comprised of average allocated capital plus capital for the portion of goodwill and intangibles specifically assigned to the business segment.

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.